EXHIBIT 23.1:     Consent of Deloitte & Touche LLP

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 333-16115, No. 333-16117, No. 333-16121, No. 333-76631, and No. 333-93227 of
InteliData Technologies Corporation on Form S-8 and in Registration Statement No. 333-85313 of InteliData Technologies Corporation on Form S-3 of our report dated March 14, 2001, incorporated by reference in the Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of InteliData Technologies Corporation dated January 11, 2001.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
March 26, 2001

EXHIBIT 23.2:     Consent of Deloitte & Touche LLP

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-16115, No. 333-16117, No. 333-16121, No. 333-76631, and No. 333-93227 of
InteliData Technologies Corporation on Form S-8 and in Registration Statement No. 333-85313 of InteliData Technologies Corporation on Form S-3 of our report dated March 4, 2001, (relating to the consolidated financial statements of Home Account Holdings, Inc. and subsidiary), appearing in this Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of InteliData Technologies Corporation dated January 11, 2001.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
March 26, 2001

EXHIBIT 99.2: Home Account Audited Financial Statements for the Years end December 31, 2000 and 1999











HOME ACCOUNT HOLDINGS, INC. AND SUBSIDIARY

Consolidated Financial Statements for the
Years Ended December 31, 2000 and 1999
and Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
  Home Account Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Home Account Holdings, Inc. and subsidiary (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, common stockholders' deficit and mandatorily redeemable convertible preferred stock, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Home Account Holdings, Inc. and subsidiary at December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, on January 11, 2001, InteliData Technologies Corporation acquired 100% of the Company's outstanding preferred and common stock.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
March 4, 2001

HOME ACCOUNT HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

                                                            2000        1999
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                              $    1,508  $  250,062
  Accounts  receivable,  net of allowance of
   $146,960 and $13,152                                   1,682,504   1,605,427
Receivables - other                                          44,876      27,272
Prepaid expenses and other current assets                   176,764     187,071
                                                         ----------  -----------

           Total current assets                           1,905,652   2,069,832

PROPERTY AND EQUIPMENT, NET                               1,756,086   1,948,055

GOODWILL                                                  2,822,134   3,628,458

OTHER ASSETS                                                 19,262      19,262
                                                         ----------  -----------
TOTAL ASSETS                                             $6,503,134  $7,665,607
                                                         =========== ===========


LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK
  AND COMMON STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable                                       $2,178,339  $1,223,400
  Accrued liabilities                                       663,030     478,356
  Notes payable to stockholders                           4,500,000
  Interest payable                                          117,935
  Short-term capital lease obligations                       27,992      57,478
  Deferred revenue                                        1,279,331   1,290,750
  Other liabilities                                          83,120     100,609
                                                         ----------  -----------
           Total current liabilities                      8,849,747   3,150,593

  Long-term capital lease obligations                         5,000      32,992
                                                         ----------  -----------
           Total liabilities                              8,854,747   3,183,585
                                                         ----------  -----------

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:
  Mandatorily redeemable convertible preferred stock,
   $0.001 par value, 64,381,430 shares authorized:
  Series A, 38,741,666 shares designated, 29,637,374
   shares issued and outstanding in 2000 and 1999
   (aggregate liquidation preference $22,084,001)        22,084,001  22,084,001

  Series B, 13,800,000 shares designated, 13,800,000
   shares issued and outstanding in 2000 and 1999
   (aggregate liquidation preference $16,008,000)        16,008,000  16,008,000


  Series C, 11,839,764 shares designated, 7,643,053
   shares issued and outstanding in 2000 (aggregate
   liquidation preference $10,050,617)                   10,050,617
                                                        -----------  -----------
    Total mandatorily redeemable convertible             48,142,618  38,092,001
      preferred stock                                   -----------  -----------


COMMON STOCKHOLDERS' DEFICIT:
  Common stock, $0.001 par value,  110,000,000 and
   84,895,596 shares authorized, 2,701,932 and
   2,349,810 shares issued and outstanding                    2,702       2,350
  Additional paid-in-capital                              1,835,451     779,271
  Notes receivable from stockholders                       (562,525)   (559,157)
  Accumulated deficit                                   (51,769,859)(33,832,443)
                                                        ----------- ------------

           Total common stockholders' deficit           (50,494,231)(33,609,979)
                                                        ----------- ------------

TOTAL LIABILITIES, MANDATORILY REDEEMABLE
  CONVERTIBLE PREFERRED STOCK AND COMMON
  STOCKHOLDERS' DEFICIT                                 $ 6,503,134 $ 7,665,607
                                                        =========== ============


See notes to consolidated financial statements.

HOME ACCOUNT HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

                                                     2000              1999
REVENUES:
  Transaction services                          $  4,825,611      $   1,897,992
  Consulting services                              2,905,572          1,534,980
  License and maintenance                            719,219            752,595
                                                ------------      --------------

           Total revenues                          8,450,402          4,185,567
                                                ------------      --------------

COST OF REVENUES:
  Transaction services                             3,761,402          2,382,309
  Consulting services                              2,493,926          1,834,423
  License and maintenance                             68,914             11,361
                                                ------------      --------------

           Total cost of revenues                  6,324,242          4,228,093
                                                ------------      --------------
GROSS MARGIN

                                                   2,126,160            (42,526)
                                                ------------      --------------

OPERATING EXPENSES:
  Research and development                         9,260,653          7,873,282
  General and administrative                       6,377,204          3,681,884
  Sales and marketing                              4,183,395          3,139,832
                                                ------------      --------------

           Total operating expenses               19,821,252         14,694,998
                                                ------------      --------------

OPERATING LOSS                                   (17,695,092)       (14,737,524)

OTHER INCOME (EXPENSE):
  Interest income                                     91,759            128,822
  Interest expense                                  (334,083)          (366,195)
                                                -------------     --------------

NET LOSS                                        $(17,937,416)      $(14,974,897)
                                                =============      =============


See notes to consolidated financial statements.

HOME ACCOUNT HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS DEFICIT AND MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
YEAR ENDED DECEMBER 31, 2000


                                             Preferred Series A                                       Total          Common Stock
                                            ---------------------       Preferred      Preferred     Preferred    ------------------
                                              Old          New          Series B        Series C      Stock        Old        New
BALANCE, DECEMBER 31, 1998               $ 10,021,111                                                              $5,887

Issuance of common stock upon
  conversion of notes payable                                                                                       1,921

Exchange of subsidiary stock for
   holding company stock (see Note 3)     (10,021,111)  $ 18,550,278                                 18,550,278    (7,808)   $    8

Issuance of Series A preferred and
  common stock for Direct Banking
  acquisition (see Note 3)                                 3,533,723                                  3,533,723                   2

Issuance of Series B preferred stock                                    $16,008,000                  16,008,000

Issuance of common stock for cash
   and notes receivable                                                                                                       2,340

Net loss                                 ------------     ----------    -----------                 -----------              -------

BALANCE, DECEMBER 31, 1999                                22,084,001     16,008,000                  38,092,001               2,350

Issuance of Series C preferred stock
  upon conversion of stockholder
  notes payable                                                                       $ 6,000,000     6,000,000

Issuance Series C preferred stock                                                       4,050,617     4,050,617

Issuance of common stock at par                                                                                                 270

Issuance of common stock upon
  exercise of stock options                                                                                                   1,215

Rescission of stock option exercises                                                                                           (730)

Stock compensation expense related to
  option grants

Stock warrants issued in connection
  with convertible notes payable

Repurchase of restricted common
  stock                                                                                                                        (403)

Net loss
                                         ------------   ------------    -----------   -----------   -----------    -------   -------
BALANCE, DECEMBER 31, 2000               $    -         $ 22,084,001    $16,008,000   $10,050,617   $48,142,618    $   -     $2,702
                                         ============   ============    ===========   ===========   ===========    =======   =======



 Additional                                      Total
  Paid-in         Notes       Accumulated        Common
  Capital      Receivable       Deficit          Equity

$  113,712                   $(12,716,820)  $ (12,597,221)


 2,269,275                                      2,271,196


(2,380,641)                    (6,140,726)     (8,529,167)



       462                                            464




   776,463     $ (559,157)                        219,646
                              (14,974,897)    (14,974,897)
----------     -----------   -------------  --------------

   779,271       (559,157)    (33,832,443)    (33,609,979)







    78,030                                         78,300


   958,453       (893,926)                         65,742

  (185,213)       793,525                         607,582


   234,017                                        234,017


   105,126                                        105,126


  (134,233)        97,033                         (37,603)

                              (17,937,416)    (17,937,416)
-----------    -----------   -------------  --------------
$1,835,451     $ (562,525)   $(51,769,859)  $ (50,494,231)
===========    ===========   =============  ==============

       See notes to consolidated financial statements.


HOME ACCOUNT HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2000 AND 1999

--------------------------------------------------------------------------------

                                                         2000             1999
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                          $ (17,937,416) $(14,974,897)
  Adjustments to reconcile net loss to cash
  used in operating activities:
    Depreciation and amortization                       1,557,288       791,704
    Amortization of debt issuance costs                   105,126
    Stock compensation expense                            919,629
    Changes in operating assets and liabilities:
      Accounts receivable                                 (77,077)   (1,598,237)
      Receivables - other                                 (17,604)      (27,272)
      Prepaid expenses                                     10,307      (187,071)
      Other assets                                                      (10,456)
      Accounts payable and accrued liabilities          1,139,613     1,339,645
      Interest payable                                    117,935
      Deferred revenue                                    (11,419)   (1,563,295)
      Other liabilities                                   (17,489)      100,609
                                                    --------------  ------------
         Net cash used in operating activities        (14,211,107)  (16,129,270)
                                                    --------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                    (563,245)   (1,379,245)
  Proceeds from sale of property and equipment              4,250
  Cash paid for Direct Banking Acquisition                             (865,578)
                                                    -------------- -------------
            Net cash used in investing activities        (558,995)   (2,244,823)
                                                    -------------- -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of stockholder note payable   10,500,000     2,271,196
  Proceeds from issuance of common stock                   66,012       219,646
  Proceeds from issuance of preferred stock             4,050,617    16,008,000
  Proceeds from short-term loan                                       2,500,000
  Payments on short-term loan                                        (2,500,000)
  Payments on capital lease                               (57,478)
  Payments to repurchase common stock                     (37,603)
                                                   --------------- -------------

         Net cash provided by financing activities     14,521,548    18,498,842
                                                   --------------- -------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS     (248,554)      124,749

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD            250,062       125,313
                                                    -------------- -------------

CASH AND CASH EQUIVALENTS, END OF PERIOD               $    1,508  $    250,062
                                                   =============== =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest                               $  114,651    $  366,098
  Noncash investing and financing activities:
    Conversion of stockholder note payable              6,000,000     2,271,196
       to preferred stock
    Purchase of equipment under capital lease                            90,470
    Issuance of common stock for notes receivable         893,926       559,157
    Rescission of stockholder notes receivable            793,525
    Purchase of Direct Banking                                        3,319,042


See notes to consolidated financial statements.

HOME ACCOUNT HOLDINGS, inc. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


1.    ORGANIZATION AND SALE OF THE COMPANY

      Organization - Home Account  Holdings,  Inc. (the  "Company"),  a Delaware
      ------------
      corporation, and its wholly-owned subsidiary, Home Account Network, Inc. (the "Home Account"), is an enabler of internet-based financial services. The company provides online banking, online credit card services, financial management and electronic commerce solutions for any provider of online financial services. Home Account was formed in June 1999 through a common control merger (similar to a pooling of interest) of Home Account Network and Proprietary Financial Products Corporation ("PFP").

      On June 28, 1999, Home Account purchased First Data Resources' Direct Banking unit ("Direct Banking"), a subsidiary of First Data Corporation. The Company operates as a single business segment.

      Sale  of the  Company  - On  January  11,  2001,  InteliData  Technologies
      ---------------------
      Corporation ("InteliData") acquired 100% of the Company's outstanding preferred and common stock in exchange for 6,900,000 shares of InteliData common stock and approximately $320,000 cash. All of the Company's outstanding notes payable to stockholders as of the closing date and associated accrued interest payable were exchanged for the note holders' right to receive a portion of the InteliData shares issued in the transaction in preference to holders of the Company's preferred stock (the "Debt Preference").

      In 2000, the Company approved the 2000 Incentive Plan (the "Incentive Plan") to retain certain officers of the Company during a change of control transaction, and for a one year period after such a transaction. Upon acquisition of the Company by InteliData, the Incentive Plan provided for the granting to plan participants of an aggregate of 15% of the net amount of InteliData shares allocable to the Company's preferred stockholders after payment of the Debt Preference and other expenses associated with the transaction. Two-thirds of the Incentive Plan allocation vested as of January 11, 2001, and the remaining one-third vests on January 11, 2002. In connection with the Incentive Plan allocation, the Company will record a charge to compensation expense of approximately $3,000,000 in 2001, representing the vested Incentive Plan allocation adjusted for the Debt Preference and transaction expenses.

2.    SIGNIFICANT ACCOUNTING POLICIES

      Principles of  Consolidation - All significant  intercompany  transaction
      ----------------------------
      and balances have been eliminated in consolidation.

      Cash Equivalents - The Company  considers cash investments with a maturity
      ----------------
      of three months or less at the time of purchase to be cash equivalents.

      Property and equipment are stated at cost.  Depreciation  is calculated on
      ----------------------
      the straight- line method over the estimated useful lives of the assets ranging from three to ten years.

      Goodwill  represents  the excess of the purchase  price over the estimated
      --------
      fair values of identifiable net assets associated with the Company's purchase of Direct Banking. Goodwill is being amortized over an estimated useful life of 5 years on a straight-line basis.

      Revenue  Recognition - The Company  recognizes  revenue in accordance with
      --------------------
      Statement of Position ("SOP") 97-2, Software Revenue Recognition. SOP 97-2 requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation or training. Under SOP 97-2, the determination of fair value is based on objective evidence that is specific to the vendor. If evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time as evidence of fair value does exist or until all elements of the arrangement are delivered.

      In December 1998, the American Institute of Certified Public Accountants issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions. SOP 98-9 amends SOP 97-2 to require the entity to recognize revenue for multiple element arrangements using the "residual method" when: (1) there is vendor-specific evidence of the fair values of all of the undelivered elements; (2) vendor-specific evidence of fair value does not exist for one or more of the delivered elements; and (3) the revenue recognition criteria of SOP 97-2 are satisfied. SOP 98-9 was adopted by the Company and did not have a material effect on the Company's consolidated results of operations, financial position or cash flows.

      License revenue is recognized when there is persuasive evidence of an arrangement and delivery to the customer has occurred, the fee is fixed and determinable, and collectibility is considered probable. Advance payments are recorded as deferred revenue until the products are shipped, services are delivered and all obligations are met. The Company's products do not require significant customization.

      Maintenance contracts generally require the Company to provide technical support and software updates and upgrades to customers. Revenue from maintenance contracts is recognized ratably over the term of the maintenance contract, on a straight-line basis.

      Consulting service revenue is comprised of consulting and implementation services which are billed on a time and materials basis for which revenue is generally recognized at the time the service is performed, and implementation fees for transactional services for which revenue is deferred and recognized over the life of the service agreement, generally three years.

      Revenue from transactional services is recognized as transactions are processed.

      Income  Taxes - The Company  accounts  for income taxes under an asset and
      -------------
      liability approach. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards measured by applying currently enacted tax laws.

      Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely than not to be realized.

      Use of Estimates - The  preparation of financial  statements in conformity
      ----------------
      with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company performs ongoing credit evaluations of its customers' respective financial conditions, and, generally, requires no collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable based on the expected collectibility of accounts receivable.

      Concentration  of Credit Risk -  Financial  instruments  that  potentially
      -----------------------------
      subject the Company to concentration of credit risk consist of accounts receivable. The Company's credit risk is mitigated by the Company's credit evaluation process and the reasonably short collection terms. The Company does not require collateral or other security to support accounts receivable and maintains an allowance for potential credit losses.

      Stock-Based  Compensation  - The Company  accounts for its employee  stock
      -------------------------
      option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no accounting recognition is given to stock options granted to employees at fair market value until they are exercised.

      The Company accounts for stock options issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, and Emerging Issues Task Force Issue No. 96-18 under the fair value method.

      Impairment of  Long-Lived  Assets - The Company  evaluates its  long-lived
      ---------------------------------
      assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

      Recently Issued Accounting Standards - Statement of Financial Accounting
      ------------------------------------
      Standards (SFAS) No.133, Accounting for Derivative Instruments and Hedging Activities, is effective for all fiscal years beginning after June 15, 2000. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company will adopt SFAS 133 effective January 1, 2001. Management does not expect the adoption of SFAS 133 to have a significant impact on the financial position, results of operations, or cash flows of the Company.

      Reclassifications  - Certain  prior  amounts  have been  reclassified  for
      -----------------
      consistency with the current year presentation. Such reclassifications had no impact to net loss or total stockholders' equity.

3.    BUSINESSES ACQUIRED

      On June 22,  1999,  Home  Account  was formed  through  the merger of Home
      Account Network Inc. and PFP, a Florida corporation, which owned intellectual property rights, patents and related copyrights and trademarks. Home Account and PFP were wholly owned subsidiaries of Vault Holdings. In the transaction, Home Account issued 7,073,870 shares of common stock to PFP's shareholders. Home Account also assumed all PFP options which were converted to options to purchase approximately 98,522 shares of Home
      Account's common stock. Immediately subsequent to the merger, Vault Holdings exchanged all Home Account common, Series A preferred shares and options one for one for a newly formed holding company's (Home Account Holdings Corporation, the "Company") common and Series A preferred stock.

      The transaction was accounted for as a common control merger (similar to a pooling of interests) and, accordingly, the financial statements of the Company include the accounts of PFP from inception.

      On June 28, 1999, the Company acquired 100% of the outstanding common stock of Direct Banking in a purchase transaction.

      The Company paid $712,578 in cash, issued 1,600 common shares and 4,741,980 shares of Series A preferred stock valued at $3,534,188 and incurred $153,000 in transaction costs for total purchase consideration of $4,399,766.

      The purchase consideration was allocated to the acquired assets and assumed liabilities based on their respective fair values as follows:

        Current assets                                        $       -
        Fixed assets                                            548,146
        Assumed liabilities                                    (180,000)
        Goodwill                                              4,031,620
                                                             ----------
        Total purchase consideration                         $4,399,766
                                                             ==========

      The acquired goodwill is being amortized over an estimated useful life of 5 years on a straight-line basis.

4.    PROPERTY AND EQUIPMENT

      Property and equipment as of December 31, 2000 and 1999 consisted of the following:

                                                         2000            1999

        Computer equipment                            $3,615,342     $3,137,902
        Furniture, fixtures and office equipment         478,448        396,893
        Leasehold improvements                            50,570         50,570

           Total                                       4,144,360      3,585,365

        Less accumulated depreciation                 (2,388,274)    (1,637,310)
                                                      -----------    -----------
        Net                                           $1,756,086     $1,948,055
                                                      ===========    ===========

5.    INCOME TAXES

      The Company's deferred income tax assets are comprised of the following:

                                                       2000               1999

Deferred tax assets:
  Federal and state net operating losses         $13,787,995        $11,058,789
  Deferred revenue                                   524,526
  Goodwill basis difference                          330,592            106,016
  Basis difference in fixed assets                   260,781            318,877
  Other                                              128,477                 17
                                                 ------------       ------------
Total gross deferred tax assets before
   valuation allowance                            15,032,371         11,483,699

Valuation allowance                              (15,032,371)       (11,483,699)
                                                 ------------       ------------
Net deferred tax assets                          $         -        $         -
                                                 ============       ============

      No tax benefit has been recorded through December 31, 2000 because of the net operating losses incurred and full valuation allowance provided. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company established a 100% valuation allowance at December 31, 2000 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

      At December 31, 2000, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $40,500,000. These carryforwards will begin to expire in 2010 and 2005 for federal and state purposes, respectively.

      Internal Revenue Code Section 382 places a limitation (the "Section 382 Limitation") on the amount of taxable income which can be offset by net operating loss ("NOL") carryforwards after a change in control (generally greater than 50% change in ownership) of a loss corporation. California has similar rules. Generally, after a control change, a loss corporation cannot deduct NOL carryforwards in excess of the Section 382 Limitation. Due to these "change in ownership" provisions, utilization of the NOL may be subject to an annual limitation regarding their utilization against taxable income in future periods.

6.    NOTES PAYABLE TO STOCKHOLDERS

      During the first quarter of 2000, the Company borrowed $6,000,000 under Promissory Notes (the "Notes") on a pro-rata basis from the holders of Series B mandatory redeemable convertible preferred stock. The Notes were issued in three tranches: (1) $1,500,000 on January 14, 2000, (2) $1,500,000 on February 24, 2000, and (3) $3,000,000 on March 24, 2000. The
      Notes bore interest at 10% per annum. The principal balances of the Notes were converted into shares of Series C mandatorily redeemable convertible preferred stock concurrent with the sale of Series C mandatorily redeemable convertible preferred stock in May 2000 (Note 7). The conversion price was the same price as the cash sale price of the Series C mandatorily redeemable convertible preferred stock.

      In August 2000, the Company borrowed $3,000,000 from preferred stockholders under convertible subordinated promissory notes (the "Convertible Notes"). Additionally, in connection with this transaction the Company issued pro-rata to the holders of Series B mandatorily redeemable convertible preferred stock detachable warrants to purchase 456,275 shares of Series C mandatorily redeemable convertible preferred stock at $1.315 per share (Note 7). The Convertible Notes bear interest at a rate equal to 10% per annum and are payable on demand. They are convertible at the option of the note holders into shares of capital stock of the Company if such shares are issued in a subsequent equity financing. The Convertible Notes are otherwise convertible at the option of the note holders into shares of Series C preferred stock in the event of a merger, consolidation, or acquisition of the Company.

      In November 2000, the Company borrowed $1,500,000 from stockholders under promissory notes (the "Non-Convertible Notes"). The Non-Convertible Notes bear interest at a rate equal to 10% per annum and are payable on demand.

      In connection with the acquisition of the Company by InteliData (Note 1), holders of the Convertible Notes, Non-Convertible Notes and warrants agreed to exchange the principal balances and related accrued interest payable, and the warrants for the right to receive a portion of the InteliData shares issued in the Debt Preference.

7.    MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

      In June 1999, the Company issued 24,895,394 shares of Series A mandatorily redeemable convertible preferred stock ("preferred stock") and 8,400 shares of common stock in exchange for all 14,882,638 shares of outstanding common stock and 10,021,111 shares of outstanding convertible preferred stock of Home Account, its wholly owned subsidiary. Additionally, in June 1999, 4,741,980 shares of Series A preferred stock and 1,600 shares of common stock were issued to purchase Direct Banking. In June 1999, the Company issued 13,800,000 shares of Series B preferred stock for $1.16 per share.

      In May 2000 and June 2000, the Company issued 7,604,562 and 38,491 shares, respectively, of Series C preferred stock for which it received total proceeds of $10,050,617. Of these proceeds, $6,108,082 was applied to the repayment of principal and accrued interest payable on outstanding notes payable to stockholders (Note 5).

      Significant terms of the Series A, B, and C preferred stock are as follows:

      * At the option of the holder, each share of preferred stock is convertible at any time into one share of common stock, subject to adjustment for certain dilutive issuances. As of December 31, 2000, no such adjustments had occurred. Shares automatically convert into common stock upon the earlier of (a) completion of a public offering with aggregate proceeds equal to or greater than $25,000,000 and the initial price to the public equals or greater than 300% of the original Series B issue price ($3.48 per share) or (b) upon the consent of more than 50% of the holders of the Series B preferred stock, voting together as a single class.

      * Series A, B, and C convertible preferred stock are entitled to annual noncumulative cash dividends of $0.059, $0.093, and $0.105 per share, respectively, when and if declared by the Board of Directors.

      * In the event of any liquidation of the Company (which includes the acquisition of the Company by another entity), the holders of Series A, B, and C preferred stock have a liquidation preference over common stock of $0.7452 per share, $1.16 per share, and $1.315 per share respectively, plus all declared but unpaid dividends. In the event of any liquidation of the Company, the holders of Series A, B, and C preferred stock have equal liquidation preference. Upon payment of all preferred stock liquidation preferences, any remaining proceeds will be distributed ratably among the holders of common stock and holders of preferred stock on the basis of the number of shares of common stock held and the number of shares of common stock into which the shares of the holders of preferred stock held are then convertible.

      * Upon the election, made in writing to the Company, by the holders of a majority of the Series B preferred stock, the Company will be required to redeem all outstanding shares of Series B preferred stock for an amount equal to $1.16 per share plus 8% per annum without compounding of the amount of each installment of the redemption from original issuance date to the date of payment of that installment. Holders of Series A and C preferred stock will have 30 days after the notice is given of the election of Series B preferred stock to make such election for an amount equal to $0.7452 per share and $1.315 per share respectively, plus 8% per annum without compounding of the amount of each installment of the redemption from original issuance date to the date of payment of that installment.

      * Holders of preferred stock have the same voting rights as the holders of common stock.

      Warrants to Purchase Preferred Stock

      In August 2000, in connection with the issuance of an aggregate $3,000,000 in convertible promissory notes which bear interest at 10% per annum and are payable on demand (Note 5), the Company issued detachable warrants to purchase 456,275 shares of Series C preferred stock at $1.315 per share. The warrants expire in August 2004 and were outstanding at December 31, 2000. The Company recorded an adjustment to the carrying value of the debt for the fair value of the warrants ($105,126) at the time of issuance. The discount was amortized as interest expense during 2000.

8.    STOCKHOLDERS' EQUITY

      Common Stock Reserved For Future Issuance

      At December 31, 2000, the Company has reserved the following shares of common stock for issuance in connection with:

        Conversion of Series A preferred stock                        29,637,374
        Conversion of Series B preferred stock                        13,800,000
        Conversion of Series C preferred stock                         7,643,053
        Options issued and outstanding                                12,748,195
        Warrants issued and outstanding for Series C preferred stock     456,275
        Options available under stock option plans                     2,744,007
                                                                      ----------
        Total                                                         67,028,904
                                                                      ==========

      Notes Receivable from Stockholders

      As of December 31, 2000, the Company had issued an aggregate of 2,346,932 shares of common stock to its employees. In connection with these issuances, the Company loaned a portion of the purchase price to certain employees under secured full-recourse notes. The notes bear interest generally at 6.0-6.5% per annum with the entire principal balance and all accrued and unpaid interest due and payable on the earlier of (a) five years or (b) the sale by the employee of the stock. In the event of employee termination, at the option of the Company, the notes can be accelerated and the entire unpaid balance including interest is due within 30 days. The restricted shares vest ratably over a five-year period.

      Any unvested shares are subject to repurchase rights by the Company upon occurrence of certain events or conditions, such as employment termination, at the original purchase price. In 2000, the Company repurchased 403,372 unvested common shares from employees who were terminated. There were 1,289,500 shares subject to repurchase at December 31, 2000.

      During December 2000, the Company rescinded common stock option exercises for 729,591 shares with individuals who had exercised options in May 2000. The individuals who exercised these shares paid for a portion of the exercises by issuing notes payable to the Company. The transactions were voided and the options were returned to the option holder. On the date of the rescissions, the deemed fair value of the Company's common stock was less than the amount of the original exercise price of the common stock options. In connection with the rescissions, the Company recorded $607,582 in compensation expense, which included $33,833 in forgone interest income on the outstanding notes.

      Stock Issued in Shareholder Settlement

      During 2000, a co-founder of the Company raised various claims against the Company relating to past compensation and stock options. On May 1, 2000, the Company and Home Account entered into a settlement agreement and releases with the co-founder and certain of his family member and related entities which released Home Account and the Company from all claims by these persons and entities. Additionally former directors of Home Account were released from all claims in their capacity as directors. Under the agreement, Home Account agreed to: (1) pay the co-founder and a related entity an aggregate of $500,000 in cash plus approximately $43,000 in cash for expenses; (2) grant a fully vested option to purchase 500,000 shares of Common Stock of the Company at $0.29 per share; and (3) issue an aggregate of 270,000 shares of Common Stock at par value to certain co-founder family members and related entities.

      In addition to recording compensation expense in the amount of $543,000 for the cash payments, the Company also recorded compensation expense in the amount of $116,900, representing the estimated fair value of the fully vested options on the date of grant, and $78,030, representing the difference between the issuance price of the common stock (par value) and the deemed fair value of the common stock on the date of issuance.

      Stock Option Plans

      The Company maintains two option plans. The 1999 Employee Stock Option Plan and the 1999 Director Stock Option Plan ("Plans"). The Plans provide for the issuance of incentive stock options and non-statutory stock options to employees, non-employee directors or consultants at prices not less than the fair value at the date of grant. A total of 18,884,134 shares of the Company's common stock have been authorized for issuance under the Plans. Options generally vest ratably over periods up to five years from the date of grant.

      Stock Option Activity

      A summary of the Company's stock option activity follows:

                                                 Outstanding    Weighted Average
                                                   Options        Exercise Price

        Outstanding, December 31, 1998              6,587,884            $ 1.15
        Granted (weighted average fair
           value of $0.04 per share)                9,604,231              0.35
        Exercised                                  (2,339,810)             0.33
        Canceled or expired                        (1,279,296)             0.37
                                                   -----------           ------
        Outstanding, December 31, 1999             12,573,009            $ 0.77
        Granted (weighted average fair
           value of $0.07 per share)                3,847,860              0.51
        Exercised                                    (485,494)             0.31
        Canceled or expired                        (2,217,180)             0.55

        Outstanding, December 31, 2000             13,718,195            $ 0.76
                                                   ===========           ======

        Available for grant at December 31, 2000    2,744,007
                                                   ===========

      The following table summarizes information about currently outstanding and vested stock options at December 31, 2000:

                           Options Outstanding                 Options Vested
                   ---------------------------------------    ------------------
                                Weighted          Weighted              Weighted
                                Average            Average               Average
    Range of      Number of    Remaining          Exercise    Number of Exercise
 Exercise Price    Shares    Contractual Life      Price       Shares     Price


     $1.00       3,387,175        2.79          $  1.00       3,077,978   $ 1.00
  $1.39 - 1.44   2,954,184        4.21             1.43       1,475,088     1.43

  $0.29 - 0.60   7,376,836        8.96             0.38       2,730,210     0.32
                 ---------        ----          -------       ---------     ----
                 13,718,195       6.41          $  0.76       7,283,276   $ 0.83
                 =========        ====          =======       =========   ======



      Options Granted to Nonemployees

      In 2000, the Company granted to consultants in conjunction with services performed fully vested options to purchase 841,718 shares of common stock. The Company recorded compensation expense of $117,117 representing the estimated fair value of the options on the date of grant. Additionally, the Company granted a fully vested option to purchase 270,000 shares of common stock in conjunction with a shareholder settlement and recorded compensation expense of $116,900 related to such grant (Note 7).

      Additional Stock Plan Information

      SFAS No. 123 requires the disclosure of pro forma net income (loss) and earnings (loss) per share. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions regarding the expected time to exercise. which greatly affect the calculated values. The Company's calculations were made using the minimum value method with the following weighted assumptions: expected term of 30 months; risk-free interest rate of 6.2% in 2000 and 5.6% in 1999; no dividends during the expected term; and no volatility factor. The Company's calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the Company's stock option awards had been amortized to compensation expense over their related vesting periods, the Company's pro forma net loss would have been $18,215,488 and $15,260,476 in 2000 and 1999, respectively.

9.    RETIREMENT PLAN

      Effective July 1, 1999, the Company adopted a defined contribution retirement plan (the "Retirement Plan") covering substantially all employees with at least six months of service which operates under Section 401(k) of the Internal Revenue Code. Eligible employees may contribute amounts to the Retirement Plan subject to certain limitations. The Company can match employee contributions at the discretion of the Board of Directors. No contributions have been made as of December 31, 2000.

10.   MAJOR CUSTOMERS

      During 2000, two customers each accounted for 10% of revenues, while in 1999 one customer accounted for 20% of revenues. At December 31, 2000, three customers accounted for 11%, 10% and 10% of outstanding accounts receivable, while at December 31, 1999, one customer accounted for 15% of outstanding accounts receivable.

11.   COMMITMENTS AND CONTINGENCIES

      Leases

      The Company leases offices in Charleston, South Carolina, Emeryville, California, and Omaha, Nebraska, under operating lease arrangements. Future minimum net lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments are as follows:

                                                 Computer
                                                Equipment
                                                 Capital          Operating
                                                 Leases             Leases
      Year ending December 31:
       2001                                       $ 31,094        $  417,868
       2002                                          5,083           426,568
       2003                                                          320,007
       2004 and thereafter                                           139,797
                                                  --------        ----------

          Total minimum lease payments              36,177        $1,304,240

      Less amount representing interest              3,185
                                                  --------

      Present value of capital lease obligations    32,992

      Less current portion                          27,992
                                                  --------

      Long - term portion of capital
        lease obligations                         $  5,000
                                                  ========


      Rent expense under operating leases for 2000 and 1999 was $571,200 and $720,488, respectively.

12.   SUBSEQUENT EVENTS

      On January 11, 2001, the Company borrowed an additional $500,000 from existing investors and issued promissory notes simultaneous with the closing of the InteliData acquisition of the Company (Note 1). The promissory notes carried the same terms and conditions as the Non-Convertible Notes issued by the Company on November 22, 2000 (Note 5). The notes were then immediately exchanged by the note holders for the right to receive a portion of the InteliData shares issued in the transaction in preference to holders of the Company's preferred stock.

                                     ******

EXHIBIT 99.3:     Unaudited Pro Forma Condensed Combining Financial Information

The unaudited pro forma condensed combining financial information for InteliData Technologies Corporation ("InteliData" or "INTD") set forth below gives effect to the acquisition of Home Account Holdings, Inc. ("Home Account" or "HAHI"). The historical financial information set forth below has been derived from, and is qualified by reference to the consolidated financial statements of InteliData and Home Account, and should be read in conjunction with those financial statements and the notes referred to below.

The unaudited pro forma condensed combining balance sheet data as of December 31, 2000 set forth below gives effect to the acquisition of Home Account as if it occurred on December 31, 2000. The unaudited pro forma condensed combining statement of operations data for the year ended December 31, 2000 set forth below gives effect to the acquisition as if it occurred on January 1, 2000. The unaudited pro forma condensed combining financial information set forth below reflects certain adjustments, including among others, adjustments to reflect the amortization of the excess purchase price. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes to the financial statements of InteliData (which are incorporated by reference herein from InteliData's Annual Report on Form 10-K for the year ended December 31, 2000) and Home Account's audited financial statements and notes to the financial statements for the year ended December 31, 2000. The unaudited pro forma condensed combining financial information set forth below does not purport to represent what the consolidated results of operations or financial condition of InteliData would actually have been if the Home Account acquisition had in fact occurred on such date or to project the future consolidated results of operations or financial condition of InteliData.

UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
AS OF DECEMBER 31, 2000
(in thousands)

                                                                                    Pro Forma
                                                          INTD         HAHI        Adjustments  Notes      Combined
                                                       --------     -------       -----------  -----      --------
ASSETS
 CURRENT ASSETS
  Cash and cash equivalents                              $27,255     $     2       $       -               $ 27,257
  Restricted cash                                            440           -               -                    440
  Investments                                             10,217           -               -                 10,217
  Accounts receivable, net of allowances                   1,569       1,682               -                  3,251
  Prepaid expenses and other current assets                  320         222               -                    542
                                                        --------     -------        --------               --------
      Total current assets                                39,801       1,906               -                 41,707


 NONCURRENT ASSETS
  Property and equipment, net                              3,282       1,756               -                  5,038
  HAN goodwill in other, net                                   -       2,822          (2,822)   {3}                    -
  INTD goodwill in HAN, net                                    -           -          38,441    {3}          38,441
  Other assets                                               195          19               -                    214
                                                        --------     -------       ---------               --------
TOTAL ASSETS                                            $ 43,278     $ 6,503       $  35,619               $ 85,400
                                                        ========     =======       =========               ========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
  Accounts payable                                      $  4,288     $ 2,178       $       -               $  6,466
  Accrued liabilities                                      3,651         663           3,510    {3}           7,824
  Notes payable to stockholders                                -       4,500          (4,500)   {1}               -
  Accrued interest payable                                     -         118            (118)   {1}               -
  Deferred revenues                                        1,014       1,279               -                  2,293
  Short-term capital lease obligations                         -          28               -                     28
  Other liabilities                                            -          83           2,946    {2}           3,029
  Net liabilities of discontinued operations                 755           -               -                    755
                                                        --------     -------        --------               --------
      Total current liabilities                            9,708       8,849           1,838                 20,395

 NONCURRENT LIABILITIES
  Long-term capital lease obligations                          -           5               -                      5
                                                        --------     -------        --------               --------
       Total liabilities                                   9,708       8,854           1,838                 20,400
                                                        --------     -------        --------               --------

COMMITMENTS AND CONTINGENCIES

 PREFERRED STOCK                                               -      48,144         (48,144)   {1}               -

STOCKHOLDERS' EQUITY
 Common stock                                                 39           3               4    {1}              46
 Additional paid-in capital                              261,552       1,835          31,061    {1,2,3}     294,448
 Treasury stock, at cost                                  (2,123)          -               -                 (2,123)
 Deferred compensation                                    (1,375)          -          (1,473)   {2}          (2,848)
 Notes receivable from stockholders                            -        (563)            563    {1}               -
 Unrealized gains on investments                             494           -               -                    494
 Accumulated deficit                                    (225,017)    (51,770)         51,770    {1}        (225,017)
                                                        --------     -------        --------               --------
      Total stockholders' equity                          33,570     (50,495)         81,925                 65,000
                                                        --------     -------        --------               --------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $ 43,278     $ 6,503        $ 35,619               $ 85,400
                                                        ========     =======        ========               ========

See accompanying Notes to the Unaudited Pro Forma Condensed
Combining Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2000
(in thousands, except per share data)

                                                                                  Pro Forma
                                                          INTD        HAHI       Adjustments     Notes     Combined
                                                        --------    --------     -----------    ------     --------


 Revenues
 Software                                               $    673    $    719        $      -               $  1,392
 Consulting and services                                   3,884       7,731               -                 11,615
 Royalties and other                                         544           -               -                    544
                                                        --------    --------        --------               --------
      Total revenues                                       5,101       8,450               -                 13,551
                                                        --------    --------        --------               --------
 Cost of revenues                                                                                                 -
 Software                                                      -          69               -                     69
 Consulting and services                                   2,720       6,255               -                  8,975
 Royalties and other                                           -           -               -                      -
                                                        --------    --------        --------               --------
      Total cost of revenues                               2,720       6,324               -                  9,044
                                                        --------    --------        --------               --------
 Gross profit                                              2,381       2,126               -                  4,507
                                                                                                                  -
 Operating expenses                                                                                               -
 General and administrative                                6,455       6,377           7,632    {4}          20,464
 Selling and marketing                                     6,732       4,183               -                 10,915
 Research and development                                 14,512       9,261               -                 23,773
                                                        --------    --------        --------               --------
 Total operating expenses                                 27,699      19,821           7,632                 55,152
                                                        --------    --------        --------               --------
                                                                                                                  -
 Operating loss                                          (25,318)    (17,695)         (7,632)               (50,645)
 Realized gains on sales of investments                   48,602           -               -                 48,602
 Other income (expense), net                               1,124        (242)              -                    882
                                                        --------    --------        --------               --------
                                                                                                                 -
 Income (loss) before income taxes                        24,408     (17,937)         (7,632)                (1,161)
 Provision for income taxes                                  488           -            (488)   {5}               -
                                                        --------    --------        --------               --------
                                                                                                                  -
 Income (loss) from continuing operations                 23,920     (17,937)         (7,144)                (1,161)
 Loss on discontinued operations                            (262)         -               -                    (262)
                                                        --------    --------        --------               --------
                                                                                                                  -
 Net income (loss)                                      $ 23,658    $(17,937)       $ (7,144)              $ (1,423)
                                                        ========    ========        ========               ========
 Basic earnings per common share
   Income (loss) from continuing operations             $   0.63    $  (2.60)                   {6}        $  (0.02)
   Income (loss) from discontinued operations              (0.01)          -                    {6}           (0.01)
                                                        --------     -------                               --------
   Net income (loss)                                    $   0.62    $  (2.60)                   {6}        $  (0.03)
                                                        ========    ========                               ========

 Diluted earnings per common share
   Income (loss) from continuing operations             $   0.59    $  (2.60)                   {6}        $  (0.02)
   Income (loss) from discontinued operations              (0.01)          -                    {6}           (0.01)
                                                        --------     -------                                --------
   Net income (loss)                                    $   0.58    $  (2.60)                   {6}        $  (0.03)
                                                        ========    ========                               =========

 Basic Weighted Average Shares                            38,237       6,900                                 45,137
                                                        ========    ========                               =========
 Diluted Weighted Average Shares                          40,843       6,900                                 45,137
                                                        ========    ========                               =========

                See accompanying Notes to the Unaudited Pro Forma Condensed Combining Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

         On January 11, 2001, InteliData Technologies Corporation (the "Company" or "InteliData") acquired Home Account Holdings, Inc. ("Home Account") and its operating subsidiary, Home Account Network, Inc., pursuant to an agreement and plan of merger whereby a wholly-owned subsidiary of the Company merged with and into Home Account, with Home Account surviving the merger as the Company's wholly-owned subsidiary. Home Account is an application services and software provider to financial institutions for the delivery of financial products and services over the Internet. Home Account provides a suite of industry leading UNIX-based Internet banking and Electronic Bill Presentment and Payment (EBPP) products and services in an Application Services Provider (ASP) environment.

         Pursuant to the merger agreement, the Company purchased Home Account for approximately $320,000 in cash and 6,900,000 shares of Company common stock and the merger is accounted for as a purchase. The purchase price was the result of an arm's-length negotiation between the Company and Home Account, based on the Company's evaluation of the fair market value of Home Account's business, including its revenues. The value of the shares issued as part of the purchase consideration of approximately $29,011,000 was measured based on the market price of the issued common stock a few days before and after January 11, 2001 - the date that the merger transaction was agreed to and announced. The total estimated purchase price was approximately $31,430,000, consisting of the following (in thousands):

         Consideration and acquisition costs:
            Value of shares issued                     $  29,011
            Cash expense reimbursement                       250
            Cash paid to common stockholders                 320
            Acquisition costs                              1,849
                                                       ---------
                                                       $  31,430
                                                       =========

         The total estimated purchase price for the Home Account acquisition is being allocated to assets and liabilities based on management's best estimate of their fair value with the excess costs over the net assets acquired allocated to goodwill. The allocation is subject to change pending a final analysis of the value of the assets and liabilities acquired. The components of the purchase price and preliminary allocation are as follows (in thousands):

         Preliminary allocation of purchase price
           Current assets                                              $  1,906
           Property, plant and equipment                                  1,756
           Non-current assets                                                19
           Liabilities assumed and other                                 (4,236)
           Liabilities associated with the 2000 Incentive Plan  {2}      (2,946)
           Additional liabilities assumed                       {3}      (3,510)
           Goodwill                                                      38,441
                                                                       ---------
                                                                       $ 31,430
                                                                       =========

         Pro forma adjustments for the unaudited pro forma condensed combining balance sheet as of December 31, 2000 and the unaudited pro forma condensed combining statement of operations for the year ended December 31, 2000 are as follows:

          {1} These adjustments reflect the purchase of all of the outstanding common stock of $3,000 and preferred stock of $48,144,000, the payments of $4,500,000 on notes payable to stockholders and $118,000 of related accrued interest, the settlement of $563,000 of notes receivable from stockholders, the elimination of $51,770,000 in accumulated deficit, and the issuance of 6,900,000 shares of InteliData common stock at $0.001 par value.

          {2} In 2000, Home Account approved the 2000 Incentive Plan to retain certain officers of Home Account through a change of control transaction, and after such a transaction to the extent, up to one year, as desired by the acquirer. Upon acquisition of Home Account by an acquirer, the 2000 Incentive Plan provided for the granting to plan participants of an aggregate of 15% of the net amount of the merger consideration allocable to Home Account's preferred stockholders after payment of the debt preference and other expenses associated with a transaction. Two-thirds of the 2000 Incentive Plan allocation would vest on the transaction closing date and represent a pre-acquisition expense to Home Account. The remaining one-third would vest one year from the transaction closing date and will be charged to expense over the vesting period. In connection with the 2000 Incentive Plan allocation, an adjustment of approximately $2,946,000 and $1,473,000 was recorded for the two-thirds and one-third portions, respectively.

          {3} These adjustments reflect the allocation of the total estimated purchase price and the excess cost over the fair value of net liabilities acquired on the Home Account acquisition (as if the transaction occurred at December 31, 2000). An adjustment of approximately $2,822,000 was also made to reflect the elimination of the Home Account goodwill.

          The Company's plans include initiatives to integrate the operations of the Company and Home Account, and to reduce overhead. The primary components of these plans relate to (a) the shutdown of the former Home Account headquarters, (b) the relocation of certain personnel, (c) the integration of the sales and marketing organization, (d) the termination of certain functions, and (e) the termination of certain contractual obligations. The Company expects that these actions will result in a reduction in workforce of approximately 100 full-time equivalents, which include employees, contractors, and open requisitions. Management is in the process of finalizing its restructuring plans related to Home Account and accordingly, the amounts recorded are based on management's current estimates of those costs. The Company will finalize these plans as soon as practicable after the acquisition date. Accordingly, an estimated cost of approximately $3,510,000 resulting from these plans is recognized as a liability assumed as of the consummation date and is included in the allocation of the total estimated purchase price.

          The total estimated purchase price for the Home Account acquisition was allocated to assets and liabilities based on management's best estimate of their fair value with the excess costs over the net assets acquired allocated to goodwill. The allocation is subject to change pending a final analysis of the value of the assets and liabilities acquired. This allocation resulted in goodwill of $38,441,000, which would be amortized on a straight-line basis over a seven-year period.

          {4} Adjustments were made to reflect the addition of amortization expense of $5,492,000 associated with the InteliData goodwill in Home Account (Note 3), the elimination of amortization expense of $806,000 associated with the Home Account goodwill, and the compensation expense of $2,946,000 associated with the 2000 Incentive Plan (Note 2).

          {5} The pro forma tax provision was adjusted downward to reflect the benefit the combined group would have received from Home Account's losses.

          {6} Pro forma net income (loss) reflects the impact of the adjustments above. Pro forma basic net income (loss) per share is computed using the weighted-average number of shares of common stock outstanding after the issuance of InteliData's common stock to acquire the outstanding shares of Home Account. Pro forma diluted net income (loss) per share is computed as described above and also gives effect to any dilutive options and warrants. Dilutive options and warrants are excluded from the computation during loss periods, as their effect is anti-dilutive.

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

     The above information includes forward-looking statements, the realization of which may be impacted by the factors discussed below. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Act"). This report contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the ability of the Company to successfully assimilate and retain the employees of Home Account and integrate the products of Home Account with those of the Company, the risks of not realizing the cost savings anticipated by eliminating personnel and facilities, the Company's ability to retain customers and subscribers as a result of the acquisition of Home Account, the risk of anticipated revenues following the acquisition of Home Account not meeting the Company's expectations, the ability of the Company to complete product implementations in required time frames and the Company's ability to increase its recurring revenues and profits through its ASP business model, the impact of competitive products, pricing pressure, product demand and market acceptance risks, pace of consumer acceptance of home banking and reliance on the Company's bank clients to increase usage of Internet banking by their customers, mergers and acquisitions, risk of integration of the Company's technology by large software companies, the ability of financial institution customers to implement applications in the anticipated time frames or with the anticipated features, functionality or benefits, reliance on key strategic alliances and newly emerging technologies, the ability of the Company to leverage its Spectrum relationship into new business opportunities in the EBPP market, the on-going viability of the mainframe marketplace and demand for traditional mainframe products, the ability to attract and retain key employees, the availability of cash for long-term growth, product obsolescence, ability to reduce product costs, fluctuations in operating results, ability to continue funding operating losses, delays in development of highly complex products and other risks detailed from time to time in InteliData filings with the Securities and Exchange Commission, including the risk factors disclosed in the Company's Form 10-K for the fiscal year ended December 31, 2000. These risks could cause the Company's actual results for 2001 and beyond to differ materially from those expressed in any forward looking statements made by, or on behalf of, InteliData. The foregoing list of factors should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by the Company prior to the date hereof or the effectiveness of said Act. InteliData is not under any obligation (and expressly disclaims an obligation to) update or alter its forward-looking statements, whether as a result of new information or otherwise.

                                   * * * * * *